EXHIBIT 23.1

We consent to the incorporation by reference in this registration statement on Form F-3 of our reports dated February 27, 2018, relating to the consolidated financial statements of Atlantica Yield plc and subsidiaries, and the effectiveness of Atlantica Yield plc and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 20-F of Atlantica Yield plc for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the prospectus which forms part of this Registration Statement.

/s/ Deloitte S.L.

Madrid, Spain

August 6, 2018

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